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                            SHARE PURCHASE AGREEMENT

                  Share Purchase Agreement ("Agreement") entered into on the 29th day of May 2001 by and between Gerard Deiss, residing at 16 Rue De La Mare Chantreuil, F-78.490, Mere Par Montfort, L'Amaury, France ("Seller"), and Michael Offerman, with an office c/o IEH Corporation, 140 58th Street, Suite 8E, Brooklyn, New York 11220 ("Buyer").


                               W I T N E S S E T H


                  WHEREAS, Seller is the owner of five hundred forty-seven thousand (547,000) shares of common stock (the "Shares") of IEH Corporation, a New York corporation (the "Corporation"), representing 23.7% of the Corporation's presently issued and outstanding securities;

                  WHEREAS, the Buyer desires to purchase the Shares, and Seller desires to sell the Shares to the Buyer, on the terms and conditions hereinafter contained.

                  NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, receipt of which is acknowledged, the parties hereby agree as follows:


             1.   PURCHASE OF SHARES

                  (a) Subject to the terms and conditions set forth in this Agreement, the Seller hereby sells to the Buyer, and the Buyer hereby purchases from the Seller, the Shares, for a total purchase price of $82,050 (the "Purchase Price").

                  (b) The Purchase Price being paid to the Seller is being paid by delivery of a certified check payable to Hartman & Craven LLP.

             2.    A    REPRESENTATIONS AND WARRANTIES OF THE SELLER.
The Seller hereby represents, warrants and agrees as follows:

                  (a) The Seller is the sole owner, of record and beneficially, free and clear of any liens or encumbrances, and has complete and unrestricted power and the right to sell to the Buyer, the Shares being sold hereby, and has good and marketable title thereto. The Seller is not a party to or bound by any subscriptions, options, warrants, calls, commitments or rights to purchase, or any other agreements relating to any of the Shares.


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                  (b)   The Seller has the right, power, legal capacity and
authority to execute and deliver this Agreement and to perform his obligations under this Agreement and no approvals of any person are required in connection therewith.

                  (c) This Agreement has been duly and validly executed and delivered by the Seller and constitute the valid and binding obligations of the Seller, enforceable against him in accordance with its terms.

                  (d) There are no actions, suits or proceedings pending against the Seller, or to the best of his knowledge, threatened against him which affects this Agreement.

             2.    B.   REPRESENTATIONS AND WARRANTIES OF THE BUYER.  The Buyer
hereby represents, warrants and agrees as follows:

                  (a) The Buyer has the right, power, legal capacity and authority to execute and deliver this Agreement and to perform his obligations under this Agreement and no approvals of any person are required in connection therewith.

                  (b) This Agreement has been duly and validly executed and delivered by the Buyer and constitutes the valid and binding obligations of the Buyer, enforceable against him in accordance with its terms.

                  (c) There are no actions, suits or proceedings pending against the Buyer, or to the best of his knowledge, threatened against him which affects this Agreement.


             3.  CLOSING.

                  (a) DELIVERIES TO THE BUYER. The Seller hereby delivers to the Buyer the following:

                      (i) a stock certificate evidencing the Shares being purchased by the Buyer, registered in the name of the Seller; and

                      (ii) a stock power executed in blank.


                  (b) DELIVERIES TO THE SELLER. The buyer hereby delivers to the seller the following:

                      (i) a certified check payable to the order of Hartman & Craven LLP in the amount specified pursuant to Paragraph 1(a) hereof.



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         4.       BROKERAGE

                  The Seller and the Buyer each represent and warrant to the other that no finder's fee and/or business brokerage commission is payable to any person, firm or corporation by virtue of the execution and delivery of this Agreement and the consummation of the transactions provided for in this Agreement, and each agrees to indemnify and hold harmless the other from and against any claims, costs, liabilities and expenses incurred by virtue of any claim that a finder's fee and/or business brokerage fee is due and payable hereunder by virtue of any action of the indemnifying party.

         5.       MISCELLANEOUS

                  (a) BENEFIT OF PARTIES. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, successors and assigns.

                  (b) COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (c) FURTHER ASSURANCES. All parties agree that after the Closing, they will from time to time, upon the request of the other party and without further consideration, execute, acknowledge and deliver in proper form any further instruments and take such other action as such other party may reasonably require in order to effectively carry out the intent of this Agreement.

                  (d) HEADINGS. The captions of the Sections and Articles of this Agreement are solely for convenience of reference and shall not be deemed to affect the meaning or interpretation hereof.

                  (e) NOTICES. All notices, requests, demands or other communications which are required or permitted to be given pursuant to the terms of this Agreement shall be in writing and delivery shall be sufficient in all respects if delivered personally, by facsimile, or sent by registered or certified mail, return receipt requested, postage prepaid, to the other parties' addresses set forth in the preamble of this Agreement, or to such other address as may be specified by any party by notice given in accordance with the foregoing, within the case of the Buyer, a copy to:

                                    [       ]




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and in the case of the Seller, with a copy to:

                            Joel I. Frank, Esq.
                            Hartman & Craven LLP
                            460 Park Avenue
                            New York, New York 10022


                       (f) ENTIRE AGREEMENT; EXPENSES. This Agreement contains the entire agreement and understanding of the parties hereto as to the subject matter hereof. There are no representations, promises, warranties, covenants, agreements or undertakings other than those expressly set forth or provided for in this Agreement. This Agreement supersedes all prior written or oral agreements and understandings between the parties with respect to the transactions contemplated by this Agreement. Each party shall bear its respective expenses of preparing and negotiating this Agreement.

                       (g) SURVIVAL. All representations, warranties, agreements, covenants, obligations, undertakings and indemnities made by the parties to this Agreement shall survive the closing and the consummation of the transactions contemplated hereby.

                       (h) AMENDMENT AND WAIVER. No term or provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the parties hereto. Any waiver shall be effective only in accordance with its express terms and conditions and such waiver shall not affect or impair the waiving party's rights in respect to any other covenant or default hereunder.

                       (i) GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed fully in such State, without giving effect to the principles of conflict of law thereof.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.


                                                         /s/ Gerard Deiss
                                                         ----------------------
                                                             Gerard Deiss



                                                         /s/ Michael Offerman
                                                         ----------------------
                                                             Michael Offerman



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